SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                                AT Plastics Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                   001947100
                                 (Cusip Number)


                                December 31, 2000
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 001947100                   13G                     Page 2 of 12 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON*

     RT Investment Management Holdings Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada (federally incorporated company)


________________________________________________________________________________
              5.   SOLE VOTING POWER

                   N/A
NUMBER OF     _________________________________________________________________
SHARES        6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH      2,059,740
REPORTING     _________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER

                   N/A
              _________________________________________________________________
              8.   SHARED DISPOSITIVE POWER

                   2,059,740
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,059,740
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.2%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     Foreign Parent Holding Company which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor"
________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 001947100                   13G                     Page 3 of 12 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON*

     The Royal Trust Company
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada (federally incorporated company)


________________________________________________________________________________
              5.   SOLE VOTING POWER

                   N/A
NUMBER OF     _________________________________________________________________
SHARES        6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH      1,728,700
REPORTING     _________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER

                   N/A
              ________________________________________________________________-
              8.   SHARED DISPOSITIVE POWER

                   1,728,700
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,728,700
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.2%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     Foreign  Trust  Company  which  received  SEC  no-action  relief to file on
     Schedule 13G as a "Qualified Institutional Investor"
________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 001947100                   13G                     Page 4 of 12 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON*

     R.T. Capital Management Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada (federally incorporated company)


________________________________________________________________________________
              5.   SOLE VOTING POWER

                   N/A
NUMBER OF     _________________________________________________________________
SHARES        6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH      2,059,740
REPORTING     _________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER

                   N/A
              ________________________________________________________________-
              8.   SHARED DISPOSITIVE POWER

                   2,059,740
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,059,740
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.2%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     Foreign  Investement Adviser which received SEC no-action relief to file on
     Schedule 13G as a "Qualified Institutional Investor."
________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer:

           AT Plastics Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:

           AT Plastics Inc.
           134 Kennedy Rd. S.
           Brampton
           Ontario, Canada

Item 2(a). Name of Person Filing:

           1.  RT Investment Management Holdings Inc. ("RTIM")
           2.  The Royal Trust Company ("RT")
           3.  RT Capital Management Inc. ("RT Capital")

Item 2(b). Address of Principal Business Office or, if None,
           Residence:

           1.  RT Investment Management Holdings Inc.
               Royal Trust Tower, P.O. Box 97
               77 King Street West, Suite 3900
               Toronto, Ontario  M5K 1G8

           2.  The Royal Trust Company
               Royal Trust Tower, P.O. 7500, Station A
               77 King Street West, 6th Floor
               Toronto, Ontario  M5W 1P9

           3.  RT Capital Management Inc.
               Royal Trust Tower
               77 King Street West, Suite 3700
               Toronto, Ontario M5W 1P9

Item 2(c). Citizenship:
           Canada

Item 2(d). Title of Class of Securities:
           Common Stock

Item 2(e). CUSIP Number:
           001947100

Item 3.   If  this  statement  is  filed  pursuant  to  Rules   240.13d-1(b)  or
          240.13d-2(b) or (c), check whether the person filing is a:

     1. RT Investment Management Holdings Inc. is a Foreign Parent Holding Company which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor.

     2. The Royal Trust Company is a Foriegn Trust Company which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor.

     3. RT Capital Management Inc. is a Foreign Investment Adviser which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor.

Item 4. Ownership.

        (a)  Amount beneficially owned:

        1.  RTIM - 2,059,740

        2.  RT - 1,728,700

        3.  RT Capital - 2,059,740

        (b) Percent of class:

        1.  RTIM - 6.2%

        2.  RT - 5.2%

        3.  RT Capital - 6.2%

        (c) Number of shares as to which such person has:

           (i)   Sole power to vote or to direct the vote  N/A

           (ii)  Shared power to vote or to direct the vote

                    1.  RTIM - 2,059,740
                    2.  RT - 1,728,700
                    3.  RT Capital - 2,059,740

           (iii) Sole power to dispose or to direct the disposition of N/A

           (iv)  Shared power to dispose or to direct the disposition of

                    1.  RTIM - 2,059,740
                    2.  RT - 1,728,700
                    3.  RT Capital - 2,059,740

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

     1. RT Investment Management Holdings Inc., a Foreign parent holding company which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor, is reporting holdings over which it is deemed to be a beneficial owner by virtue of the fact that the holdings belong to client accounts managed on a discretionary basis by RT Investment Management.

     2. The Royal Trust Company, a Foreign Trust Company which has received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor, is reporting holdings over which it is deemed to be a beneficial owner by virtue of its status as trustee and/or as principal.

     3. RT Capital Management Inc. is a Foreign Investment Adviser which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor.


Item 7. Identification and Classification of the Subsidiary Which
        Acquired the Security Being Reported on by the Parent
        Holding Company.

        Please see attached Exhibit A, Disclosure Respecting Subsidiaries.

Item 8. Identification and Classification of Members of the Group.

        N/A

Item 9. Notice of Dissolution of Group.

        N/A

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  February 13, 2001
                              -----------------------------
                                        (Date)


                              /s/ Jennifer I. Lederman
                              -----------------------------
                                      (Signature)


                              Jennifer I. Lederman / Senior
                              Vice-President,
                              RT Investment Management
                              Holdings Inc.
                              -----------------------------
                                      (Name/Title)

                                    SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  February 13, 2001
                              -----------------------------
                                        (Date)


                              /s/ Jennifer I. Lederman
                              -----------------------------
                                      (Signature)


                              Jennifer I. Lederman,
                              Authorized Signatory
                              The Royal Trust Company
                              -----------------------------
                                      (Name/Title)

                                    SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  February 13, 2001
                              -----------------------------
                                        (Date)


                              /s/ K. Michael Edwards
                              -----------------------------
                                      (Signature)


                              K. Michael Edwards
                              Director
                              RT Capital Management Inc.
                              -----------------------------
                                      (Name/Title)